UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

TTM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1665 Scenic Avenue, Suite 250 Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2013, TTM Technologies China Limited (“TTMC”), a limited liability company under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and an indirect subsidiary of TTM Technologies, Inc., a Delaware corporation (the “Company”), entered into two Equity Interest Transfer Agreements (together, the “Transfer Agreements”) with Shengyi Technology Co., Ltd. (“Sytech”), a Sino-foreign joint stock company with limited liability under the laws of the People’s Republic of China (“PRC”). The Transfer Agreements relate to two entities jointly owned by TTMC and Sytech: (i) Dongguan Meadville Circuits Limited (“DMC”), a Sino-foreign joint venture enterprise under the laws of the PRC, the equity interests in which are owned 80% by TTMC and 20% by Sytech, and (ii) Dongguan Shengyi Electronics Ltd. (“SYE”), a Sino-foreign joint venture enterprise under the laws of the PRC, the equity interests in which are owned 70.2% by TTMC and 29.8% by Sytech. SYE and DMC are primarily engaged in the manufacturing of conventional printed circuit boards and located in Dongguan, China.

Pursuant to the Transfer Agreements, subject to the terms and conditions set forth therein, (a) TTMC will purchase and acquire from Sytech, and Sytech will sell and transfer to TTMC, Sytech’s 20% equity interest in DMC, in exchange for TTMC making a cash payment to Sytech in the amount of RMB180 million (approximately USD29 million assuming an exchange rate of RMB6.2142 per USD1.00 in effect on March 13, 2013) (the “DMC Transaction”), and (b) Sytech will purchase and acquire from TTMC, and TTMC will sell and transfer to Sytech, TTMC’s 70.2% equity interest in SYE, in exchange for Sytech making a cash payment to TTMC in the amount of RMB702 million (approximately USD113 million assuming an exchange rate of RMB6.2142 per USD1.00 in effect on March 13, 2013) (the “SYE Transaction” and together with the DMC Transaction, the “Transactions”). Upon consummation of the Transactions, TTMC will own 100% of the equity interests in DMC and Sytech will own 100% of the equity interests in SYE.

The Transfer Agreements are governed by and will be construed in accordance with the laws of the PRC. The closing of the Transactions is subject to, among other things, approval by the board of directors of DMC and SYE, approval by the board of directors and shareholders of each of TTMC and Sytech, and approvals with respect to the Transactions by the relevant PRC authorities. The parties anticipate that the closing of the Transactions will occur by the end of the second quarter of 2013.

The Transfer Agreements will terminate in the event the parties fail to obtain necessary approvals and registrations for the Transactions under PRC laws and regulations, unless such failure is caused intentionally or is the material fault of either party, in which case such at-fault party will be liable to the other party for the losses suffered by such other party.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Transfer Agreements, and is subject to and qualified in its entirety by the complete text of the Transfer Agreements, a copy of each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2013.

Item 7.01.	Regulation FD Disclosure.

On March 18, 2013, the Company issued a press release announcing the parties’ execution of the Transfer Agreements. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2013	TTM TECHNOLOGIES, INC.

	By:	/s/ Todd B. Schull
Todd B. Schull
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 18, 2013